Exhibit 99.1

KCI Names New President of its LifeCell Regenerative Medicine Business

SAN ANTONIO, TX—August 27, 2008 — Kinetic Concepts, Inc. (NYSE: KCI) announced today that it has named Lisa Colleran as President of its LifeCell business and a member of KCI’s Executive Committee. Colleran previously served as Senior Vice President of Commercial Operations for LifeCell with responsibility for Sales and Marketing, surgeon education, new product launches, Business Development, as well as leading the company’s Tissue Services organization.

“As head of LifeCell’s Commercial Operations and a member of its senior management team, Lisa has been instrumental in the company’s commercial success over the past five years and is well positioned to successfully lead the next phase of LifeCell’s evolution as a KCI company,” said Catherine M. Burzik, KCI’s President and CEO. “Lisa knows our customers and our products and has been a key catalyst in driving LifeCell’s growth. She will be a strong addition to the KCI Executive Committee. The integration of LifeCell is nearing completion and we are very pleased with the performance of the regenerative medicine business since the acquisition. Our AlloDerm® and Strattice® products continue to perform well and we are confident about the future performance and growth opportunities for the LifeCell business.”

Colleran joined LifeCell in 2002 as Vice President of Marketing and Business Development and was promoted to Senior Vice President of Commercial Operations in July 2004. Prior to joining LifeCell, Colleran spent 20 years at Baxter Healthcare Corporation in various roles of increasing responsibility in Sales, Marketing, Business Development and general management, including significant international experience.

“I am really looking forward to leading the LifeCell organization as part of KCI,” said Colleran. “Together we can focus on unlocking the value of the combined company globally while continuing to build upon LifeCell’s legacy of delivering unparalleled therapeutic solutions to improve patients’ lives around the world.”

Colleran replaces Paul Thomas who has resigned from the company.

Burzik added, “I would like to thank Paul Thomas for his outstanding leadership of LifeCell and his dedication to innovation and delivering best-in-class technologies. He and his management team have built a well-respected leader in the tissue regeneration market.”

About KCI

Kinetic Concepts, Inc. (NYSE: KCI) is a leading global medical technology company devoted to the discovery, development, manufacture and marketing of innovative, high-technology therapies and products for the wound care, tissue regeneration and therapeutic support system markets.  Headquartered in San Antonio, Texas, KCI’s success spans more than three decades and can be traced to a history deeply rooted in innovation and a passion for significantly improving the healing – and the lives – of patients around the world.

KCI’s three primary businesses include:

Advanced Wound Care – Includes KCI’s proprietary Vacuum Assisted Closure®, or V.A.C.® Therapy System, which has been clinically demonstrated to promote wound healing through unique mechanisms of action while reducing the overall cost of treating patients with complex wounds.
Regenerative Medicine – Represented by KCI’s LifeCell business and includes tissue-based products for use in reconstructive, orthopedic and urogynecologic surgical procedures to repair soft tissue defects.
Therapeutic Support Systems - Includes specialty hospital beds, mattress replacement systems and overlays designed to address pulmonary complications associated with immobility, to reduce skin breakdown and assist caregivers in the safe and dignified handling of patients of size.

The company employs 7,000 people and markets its products in more than 20 countries.  For more information about KCI, and how its products are changing the practice of medicine, visit www.KCI1.com.

FOR MORE INFORMATION CONTACT:

Media Relations:
Kristie Madara, 210-255-6232
kristie.madara@kci1.com

Investor Relations:
Rich Cockrell, 210-255-6331
Rich.cockrell@kci1.com

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